                           ASSET PURCHASE AGREEMENT
                       (Linda R. Willhite Transcription)

     This ASSET PURCHASE AGREEMENT (the "Agreement"), dated as of the ___ day of December, 1998 (the "Effective Date"), is by and between LINDA R. WILLHITE, an individual residing in Arvada, Colorado, d/b/a Linda R. Willhite Transcription ("Seller"), and AVRI HEALTH CARE INFORMATION SERVICES, INC., a Delaware corporation ("Purchaser").

                             W I T N E S S E T H:

     WHEREAS, Seller is the sole proprietor of, and does business as, Linda R. Willhite Transcription (the "Company");

     WHEREAS, Purchaser is a wholly-owned subsidiary of Applied Voice Recognition, Inc., a Delaware corporation ("AVRI");

     WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, certain assets owned by Seller and utilized by the Company, and Seller and Purchaser desire to set forth the terms and conditions of their agreement;

     NOW THEREFORE, for and in consideration of the premises, and the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser hereby agree as follows:

     1.   PURCHASE AND SALE.

          1.1. PURCHASE AND SALE. On the terms and subject to the conditions of this Agreement, Seller, at the Closing referred to in Section 6, agrees to grant, sell, transfer, convey and deliver to Purchaser, free and clear of all liens, claims, encumbrances and interests, and Purchaser agrees to purchase from Seller, certain assets of Seller (collectively, the "Company Assets"), which Company Assets shall consist of the following:

                (a) All real property, if any, owned or leased by Seller for the use of the Company, and the improvements, if any, located within such leased space (collectively, the "Company Facilities");

                (b) The machinery, equipment, furniture, fixtures, supplies, materials and other tangible personal property (other than computer hardware and software) that are described on SCHEDULE 1.1(b) attached hereto (the "Company Personal Property");

                (c) All contracts and agreements listed on SCHEDULE 1.1(c) attached hereto (the "Assigned Contracts"); and all warranties and guarantees, if any, originally given to Seller relating to all or any portion of the Company Personal Property (the "Warranties");

                (d) All rights of Seller in and to the computer hardware and computer software listed on SCHEDULE 1.1(d) attached hereto;

                (e) All rights of Seller in and to all existing or pending trade names, trade marks, copyrights, patents and other intellectual property and all marketing literature and other materials owned, licensed or otherwise utilized by the Company, including, without limitation, all such rights listed on
SCHEDULE 1.1(e) attached hereto;

                (f) All existing books and records of the Company through the Closing, including, without limitation, all of the Company's customer lists; and

                (g) The licenses, permits and certifications listed on SCHEDULE 1.1(g) attached hereto.

          1.2 EXCLUDED ASSETS AND LIABILITIES. Except for the Company Assets specifically described herein, no other assets owned by Seller or utilized by the Company shall be conveyed pursuant to this Agreement. All of the accounts receivable (the "Seller Accounts Receivable") of Seller for services rendered prior to the Closing Date are excluded from this sale transaction and shall be retained by Seller. Purchaser shall promptly forward to Seller all payments received by Purchaser with respect to such Seller Accounts Receivable. Except for obligations of Seller under the Assigned Contracts and the ad valorem taxes, if any, relating to the Company Assets for 1998 (as described in Section 7.3 below, and referred to herein as the "Seller's Tax Share"), Purchaser shall not assume or be subject to, or in any way be liable or responsible for, and Seller shall indemnify and hold Purchaser harmless from, any liabilities or obligations of Seller of any kind or nature, known or unknown, relating to the Company Assets or Seller.

     2. PURCHASE PRICE. The Purchase Price for the Company Assets shall be $350,000.00 less (A) the aggregate amount of Seller's liabilities, if any, to be assumed by Purchaser under the Assigned Contracts, as set forth on SCHEDULE 2 attached hereto, and (B) Seller's Tax Share. The Purchase Price shall be paid as follows:

          (a) Purchaser's delivery to Seller of $75,000.00 in cash at Closing, less all amounts paid by Purchaser directly to the creditors of Seller, as reflected on the Closing Statement to be executed by Purchaser and Seller at the Closing.

          (b) The issuance and delivery by AVRI to Seller of such number of shares of convertible preferred stock of AVRI that have an aggregate stated value (which shall be the liquidation preference other than accrued but unpaid dividends, if any), herein referred to as the "Stated Value," of $150,000.00 (the "AVRI Stock"), which AVRI Stock shall be issued and delivered by AVRI in three (3) equal annual installments of AVRI Stock, each with a Stated Value of $50,000 on December 31, 1999, December 31, 2000 and December 31, 2001,
respectively. See EXHIBIT "A" attached hereto and incorporated herein for a description of the AVRI Stock. Purchaser hereby agrees that the provisions of the last sentence of Paragraph I of EXHIBIT "A" shall not apply to any AVRI Stock distributed to Seller under this Agreement.

          (c) Provided that Purchaser meets the gross revenue goals for each yearly period set forth on EXHIBIT "B" attached hereto (collectively, the "Targets," and separately, a "Target), Seller shall be entitled to receive such number of shares of AVRI Stock that has an aggregate Stated Value equal to the dollar amounts shown on such exhibit corresponding to such yearly period (the "Contingent Purchase Price"). Any Contingent Purchase Price earned hereunder shall be paid by Purchaser to Seller no later than sixty (60) days after December 31 of the particular year for which the Contingent Purchase Price was earned. In the event that for any particular year the estimated aggregate gross revenues fail to meet the Target for such yearly period, then no Contingent Purchase Price shall be earned by, or paid to, Seller with respect to such yearly period, and such Contingent Purchase Price shall not be carried over to any subsequent yearly period.

     3. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller represents and warrants to and agrees with Purchaser that:

          3.1 SELLER'S AUTHORITY RELATIVE TO THIS AGREEMENT. This Agreement has been duly executed and delivered by Seller, and no further action is necessary with respect to Seller to make this Agreement a valid and binding obligation of Seller, enforceable in accordance with its terms. The conveyance evidenced by this Agreement does not include all or substantially all of the assets of Seller, but merely substantially all of the assets of Seller utilized by the Company. Neither the execution, delivery nor performance of this Agreement by Seller will:

                (a) Violate any order, writ, injunction or decree of any court, administrative agency or governmental body;

                (b) Require any consent, authorization or approval of any person, entity or governmental authority; or

                (c) Result in the creation or imposition of any lien, charge or encumbrance upon the property of Seller.

          3.2 SELLER'S AUTHORITY TO CONDUCT BUSINESS. Seller has all requisite power and authority to carry on its business as now conducted and to enter into and perform this Agreement.

          3.3 RIGHTS TO PURCHASE THE COMPANY ASSETS. Other than Purchaser pursuant to this Agreement, no person, firm or entity has any right to purchase any of the Company Assets or any part thereof.

          3.4 TITLE TO COMPANY ASSETS. Seller has good and marketable title to the Company Assets, is in possession of all of the Company Assets, and will convey the Company Assets to Purchaser, free and clear of all liens, claims, security interests and encumbrances. Other than ad valorem taxes for 1998 which are not yet past due, there are no sales or ad valorem taxes due and unpaid by Seller.

          3.5 LITIGATION. There are no private or governmental actions, suits, proceedings or investigations, pending, or to Seller's knowledge threatened, against, affecting or on behalf of Seller, the Company or the Company Assets.

          3.6 FINANCIAL STATEMENTS. Seller has heretofore furnished Purchaser with complete copies of (a) all currently available unaudited financial statements relating to the Company for the year ending December 31, 1997, and
(b) currently available unaudited financial statements relating to the Company for the month ended November 30, 1998 (collectively, the "Financial Statements"), and shall continue to provide Purchaser with copies of each successive month's financial statements as soon as they become available. To the best of Seller's knowledge, the Financial Statements (including items delivered after the Effective Date in accordance with this Section 3.6) are true and complete in all material respects, have been prepared from the books and records of the Company in accordance with generally accepted accounting principles consistently applied throughout the entire period presented (except as disclosed therein) and present fairly the financial condition of the Company at such dates and the results of operations of the Company for the periods reflected therein.

          3.7 MISCELLANEOUS. All agreements, reports and other documents furnished by Seller to Purchaser are true, accurate and complete copies of the agreements, reports and other documents they purport to be.

          3.8 SECURITIES REPRESENTATIONS AND WARRANTIES. Seller represents and warrants the following with respect to the AVRI Stock:

                (a) The shares of AVRI Stock are being acquired for Seller's own account, for investment purposes only, and not for the account of any other person, and not with a view to distribution, assignment, or resale to others or to fractionalization in whole or in part and that the transfer of the shares of AVRI Stock is intended to be exempt from registration under the Securities Act of 1933 (the "Act") by virtue of the so-called 4(2) exemption under the Act. Seller understands that the shares of AVRI Stock are and will be "restricted securities," as said term is defined in Rule 144 of the Rules and Regulations promulgated under the Act, that the certificates representing the shares of AVRI Stock will bear a legend to the effect that the transfer of the securities represented thereby is subject to the provisions hereof; and that stop transfer instructions will be placed with the transfer agent for the shares of AVRI Stock. In furtherance thereof, Seller represents, warrants, and agrees as follows: (i) no other person has or will have a direct or indirect beneficial interest in such shares of AVRI Stock, and Seller will not sell, hypothecate, or otherwise transfer any of the shares of AVRI Stock except in accordance with the Act and applicable state securities laws or unless, in the opinion of counsel for AVRI, an exemption from the registration requirements of the Act and such laws is available; and (ii) AVRI is under no obligation to register the shares of AVRI Stock on behalf of Seller or to assist Seller in complying with any exemption from registration.

                (b) Seller has been furnished with and has carefully read each of (i) AVRI's Annual Report on Form 10-K for fiscal year ended December 31, 1997; (ii) AVRI's Quarterly Report on Form 10-Q for fiscal quarter ended March 31, 1998; (iii) AVRI's

Quarterly Report on Form 10-Q for fiscal quarter ended June 30, 1998; and (iv) AVRI's Quarterly Report on Form 10-Q for fiscal quarter ended September 30, 1998. In evaluating the suitability of an investment in AVRI, Seller has not relied upon any representations or other information (whether oral or written) from AVRI or any of AVRI's agents, and no oral or written representations have been made or oral or written information furnished to Seller or Seller's advisors, if any, in connection with the acceptance of the shares of AVRI Stock which were in any way inconsistent with the information set forth in the documents listed in the first sentence of this Section 3.8(b). To the best knowledge of Seller, Purchaser and AVRI have granted to Seller and its representatives the opportunity to examine such documents and ask such questions of Purchaser and AVRI as Seller has deemed necessary, and Seller has received satisfactory answers from Purchaser and AVRI (or person's acting on Purchaser's or AVRI's behalf) concerning the business of AVRI and the terms and conditions of the AVRI Stock described herein. Purchaser will provide to Seller copies of all Quarterly Reports on 10-Q filed after the Effective Date, together with such additional information as Seller may reasonably request from Purchaser that is readily available to Purchaser.

                (c) AVRI has made available to Seller all documents and information that Seller has requested relating to an investment in AVRI.

                (d) Seller recognizes that an investment in AVRI involves substantial risks, and Seller has taken full cognizance of and understands all of the risk factors related to the acceptance of the AVRI Stock.

                (e) Seller has carefully considered and has, to the extent Seller believes such discussion necessary, discussed with Seller's professional legal, tax and financial advisers the suitability of an investment in AVRI for Seller's particular tax and financial situation and Seller has determined that the AVRI Stock is a suitable investment for Seller.

                (f) All information which Seller has provided to Purchaser concerning Seller and the financial position of Seller is correct and complete as the date set forth below.

     4. REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser represents and warrants to and agrees with Seller that:

          4.1 PURCHASER'S AUTHORITY RELATIVE TO THIS AGREEMENT. This Agreement has been duly executed and delivered by Purchaser, and no further corporate action is necessary with respect to Purchaser to make this Agreement a valid and binding obligation of Purchaser, enforceable in accordance with its terms. Neither the execution, delivery nor performance of this Agreement by Purchaser will result in a violation or breach of any term or provision under the Articles of Incorporation or Bylaws or any resolution of the Board of Directors or shareholders of Purchaser or constitute a default or breach of, or accelerate the performance required under, or require the consent of any person or entity under any indenture, mortgage, deed of trust or other contract or agreement to which Purchaser is a party or by which it or any of its assets are bound, or violate any order, writ, injunction or decree of any court, administrative agency or governmental body.

          4.2 ORGANIZATION AND EXISTENCE. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power to carry on its business as now conducted and to enter into and perform this Agreement.

     5.   NATURE AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

          5.1 NATURE OF STATEMENTS. All statements contained in any Schedule hereto or in any supplemental Schedule or in any certificate or other document executed in connection with these transactions delivered by or on behalf of Seller or Purchaser pursuant to this Agreement, or in connection with the transactions contemplated hereby, shall be deemed representations and warranties by Seller or Purchaser, as the case may be.

          5.2 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Regardless of any investigation at any time made by or on behalf of any party hereto or of any information any party may have in respect thereof, all representations and warranties made hereunder or pursuant hereto shall survive the Closing.

          5.3 SELLER'S INDEMNITY. Seller agrees to indemnify, defend and hold Purchaser forever harmless from and against any and all liability, demands, claims, actions, or causes of action, assessments, losses, costs, damages or expenses, whether asserted or unasserted, direct or indirect, existing or inchoate, known or unknown, having arisen or to arise in the future, including reasonable attorney's fees and court costs, sustained or incurred by Purchaser resulting from or arising out of, relating to, or by virtue of (i) any breach by Seller of its representations, warranties and covenants in this Agreement; (ii) except for the Assumed Liabilities, all liabilities and obligations of Seller of any kind or nature, known or unknown, relating to the Company Assets, the Company or Seller; (iii) with respect to the Assigned Contracts, all liabilities and obligations resulting from or arising out of the performance and observance by Seller of, or the failure of Seller to perform and observe, any of the covenants, terms and conditions of the Assigned Contracts prior to the Closing Date; and (iv) Seller's operation of the Company prior to the Closing Date.

          5.4 PURCHASER'S INDEMNITY. Purchaser agrees to indemnify, defend and hold Seller forever harmless from and against any and all liability, demands, claims, actions, or causes of action, assessments, losses, costs, damages or expenses, whether asserted or unasserted, direct or indirect, existing or inchoate, known or unknown, having arisen or to arise in the future, including reasonable attorney's fees and court costs, sustained or incurred by Seller resulting from or arising out of, relating to, or by virtue of (i) any breach by Purchaser of its representations, warranties and covenants in this Agreement;
(ii) all liabilities and obligations of Purchaser of any kind or nature, known or unknown, relating to the Assumed Liabilities or Purchaser; (iii) with respect to the Assigned Contracts, all liabilities and obligations resulting from or arising out of the performance and observance by Purchaser of, or the failure of Purchaser to perform and observe, any of the covenants, terms and conditions of the Assigned Contracts on and after the Closing Date; and (iv) Purchaser's operation of the Company following the Closing Date.

          5.5. PURCHASER'S RIGHT OF OFFSET. In addition to Purchaser's other rights and remedies under this Agreement and notwithstanding any other provision of this Agreement, for so long as any portion of any shares of the AVRI Stock have not been issued to Seller, in the event Purchaser has a claim against Seller for breach of any of the representations, warranties and covenants made by Seller in this Agreement or is otherwise entitled to indemnity from Seller pursuant to Section 5.3, Purchaser shall be entitled to offset the amount of such claim(s) or indemnity against the AVRI Stock.

     6.   COVENANTS OF SELLER.  Seller covenants with Purchaser that:

          6.1 EMPLOYEES. Attached hereto as SCHEDULE 6.1 is a list of all employees of the Seller, other than Seller, and all independent contractors utilized by the Seller in connection with the Company's business. Seller will pay, on or before the Closing Date, all outstanding liability for the payment of
(i) wages, vacation pay (whether accrued or otherwise), salaries, bonuses or any other compensation with respect to all persons employed by Seller prior to the Closing Date, and (ii) fees and commissions with respect to independent contractors engaged by Seller prior to the Closing Date. Purchaser shall assume no liability, obligation or responsibility under any bonus, life insurance, health insurance, or other plan whereby Seller provides benefits for any of its employees, independent contractors or their respective beneficiaries, and Purchaser shall be permitted, but not obligated, to (a) hire any of the employees of Seller, or (b) engage any independent contractors of Seller. Also indicated on SCHEDULE 6.1 are those employees and contractors that Purchaser will not utilize as employees or independent contractors, as the case may be, in Purchaser's business.

          6.2 NO TAX DUE CERTIFICATE. Promptly after the Closing, Seller will order a certificate from the Comptroller of the State of Colorado as to no sales taxes being due and unpaid by Seller, and Seller will deliver such certificate to Purchaser as soon thereafter after as practicable.

     7. THE CLOSING. Seller and Purchaser hereby agree to consummate the closing of the sale and purchase of the Company Assets (the "Closing") at the offices of Purchaser's legal counsel, Boyar, Simon & Miller, located at 4265 San Felipe, Suite 1200, Houston, Texas 77027 (or such other place as Purchaser and Seller so determine) immediately following execution of this Agreement (the "Closing Date"). At the option of Purchaser and Seller, the documents relating to the Closing may be exchanged by overnight courier without the necessity of all parties being present at the Closing. At the Closing, the following shall occur:

          7.1 BILL OF SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT. Seller and Purchaser shall execute a Bill of Sale, Assignment and Assumption Agreement (the "Bill of Sale"), in the form attached hereto as EXHIBIT "C", (a) conveying good and marketable title to the Company Assets to Purchaser free and clear of all liens, claims, encumbrances and interests, and (b) effecting the assumption by Purchaser of the Assigned Contracts.

          7.2 PURCHASE PRICE. Purchaser shall pay the amount of the Purchase Price in the manner set forth in Section 2 above.

          7.3 APPORTIONMENT. All ad valorem taxes, if any, shall be prorated through the date of Closing, with such prorations based on tax rates and assessments for the calendar year during which the Closing occurs unless such rates and assessments are unavailable, in which event such prorations shall be made based on the rates and assessments for the prior year. At the Closing, Purchaser agrees to assume Seller's pro rated portion of the ad valorem taxes and, Purchaser shall be entitled to offset such portion from the Purchase Price. Notwithstanding that the parties intend to make a final settlement with respect to certain items as of the Closing Date (i) all payments for utility services, contract services, ad valorem and personal property taxes relating to the Company Assets (which are not prorated as of the Closing Date) shall be prorated between Seller and Purchaser as soon as reasonably practicable as of the Closing Date, and (ii) settlement of such items shall occur within five (5) business days after receipt of a request therefor accompanied by evidence that such proration and payment is required hereunder.

          7.4 EMPLOYMENT AGREEMENT. Seller and Purchaser shall execute an Employment Agreement in the form attached hereto as EXHIBIT "D" (the "Employment Agreement"), which Employment Agreement shall provide, in addition to the other terms set forth therein, for (i) an initial term of three (3) years, (ii) a base salary of $4,166.66 per month, (iii) Seller's agreement not to compete with Purchaser following the termination of such Employment Agreement in accordance with the terms of such Employment Agreement, and (iv) the bonus compensation plan set forth in the Employment Agreement.

          7.5 OPTION AGREEMENT. Seller and Purchase shall execute a Nonqualified Stock Option Agreement in the form attached hereto as EXHIBIT "E" (the "Option Agreement'), which Option Agreement shall provide, in addition to the other terms set forth therein, for (i) the grant to Seller options to acquire 15,000 shares of AVRI's common stock (the "Stock Options") at a price per share equal to the closing price of AVRI's common stock on the Closing Date,
(ii) for so long as Seller is an employee of Purchaser, one-third (1/3) of such Stock Options will vest, if ever, each year on the anniversary of the Closing Date, in other words, 5,000 Stock Options will vest on the first anniversary of the Closing Date, 5,000 Stock Options will vest on the second anniversary of the Closing Date, and 5,000 Stock Options will vest on the third anniversary of the Closing Date, and (iii) the Stock Options will be unregistered and restricted from being sold for the period established by federal law.

     8. FURTHER ACTS. Seller covenants and agrees that, from time to time on and after the Closing Date, at the request of the Purchaser, Seller will execute and deliver all consummatory bills of sale, assignments and other documents that may reasonably be required to confirm and assure Purchaser of its title and interest in the entirety of the Company Assets.

     9. POSSESSION. At the Closing, Seller shall be obligated to deliver to Purchaser at the Company Facilities all tangible items constituting the Company Assets.

     10. EXPENSES AND COMMISSIONS. Each of Seller and Purchaser will pay their own expenses incident to the transaction contemplated by this Agreement. Purchaser and Seller each represent to the other that there are no agents or brokers entitled to a commission in connection with this purchase and sale of the Company Assets. Seller hereby agrees to indemnify and hold harmless Purchaser against any and all claims of any agent, broker, finder or similar party claiming through Seller, and Purchaser hereby agrees to indemnify and hold harmless Seller against any and all claims of any agent, broker, finder, or other similar party claiming through Purchaser.

     11.  MISCELLANEOUS.

          11.1 NOTICES. All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to have been given if personally delivered or mailed, first class, registered or certified mail, postage prepaid to the following:

     If to Seller, to:    Linda R. Willhite Transcription
                          8999 W. 57th Avenue
                          Arvada, CO 80002
                          Telecopy No. (303) 420-8714

     With a copy to:      David Summers, Esq.
                          5670 Greenwood Plaza, Suite 422
                          Englewood, CO  80111
                          Telecopy No. (303) 220-7755

     If to Purchaser, to: AVRI Health Care Information Services, Inc.
                          4615 Post Oak Place, Suite 111
                          Houston, Texas  77027
                          Attention: President
                          Telecopy No. (713) 621-5870

     With a copy to:      Brian D. Baird, Esq.
                          Boyar, Simon & Miller
                          4265 San Felipe, Suite 1200
                          Houston, Texas 77027
                          Telecopy No. (713) 552-1758

or to such other address as shall be given in writing by any party to the others. If sent by U.S. mail in accordance with this Section 11.1, such notices shall be deemed given and received on the earlier to occur of (a) actual receipt at the above specified address of the mailed addressee, or (b) the third (3rd) business day after deposit with the U.S. Postal Service in the manner herein provided. Notices may also be transmitted by facsimile, provided that such facsimile transmission is confirmed within one business day thereafter by U.S. mail in accordance with this Section 11.1. Notices delivered by any other means shall be deemed given and received upon actual receipt of the above specified address of the addressee.

          11.2 ASSIGNMENT. Except for assignment by Purchaser to an affiliate company, this Agreement may not be assigned by either party without the prior written consent of the other. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal legal representatives, successors and permitted assigns.

          11.3 ENTIRE AGREEMENT. This Agreement (including the Exhibits and Schedules attached hereto) is the entire agreement among the parties hereto regarding the subject matter dealt with herein and supersedes all prior agreements and understandings whether written or oral.

          11.4 GOVERNING LAW; VENUE. THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF TEXAS. VENUE FOR ANY DISPUTE ARISING OUT OF THIS AGREEMENT SHALL BE PROPER IN HOUSTON, HARRIS COUNTY, TEXAS.

          11.5 DISPUTE RESOLUTION. THE PARTIES AGREE THAT ALL DISPUTES, CLAIMS, DAMAGES AND QUESTIONS ARISING IN CONNECTION WITH THIS AGREEMENT OR BETWEEN THE PARTIES HERETO SHALL BE SETTLED BY ARBITRATION IN ACCORDANCE WITH THE RULES OF THE AMERICAN ARBITRATION ASSOCIATION IN EFFECT IN HOUSTON, TEXAS. ANY DISPUTE MAY BE SUBMITTED BY EITHER PARTY TO THE AMERICAN ARBITRATION ASSOCIATION AND ALL PROCEEDINGS WITH RESPECT THERETO SHALL BE CONDUCTED IN HOUSTON, TEXAS BY A ONE PERSON ARBITRATOR, UNLESS THE PARTIES MUTUALLY AGREE OTHERWISE. THE AWARD OF THE ARBITRATOR SHALL BE FINAL, CONCLUSIVE, NON-APPEALABLE AND ENFORCEABLE IN A COURT OF COMPETENT JURISDICTION. THE PREVAILING PARTY SHALL BE ENTITLED TO COSTS AND REASONABLE ATTORNEY'S FEES ARISING OUT OF SUCH ARBITRATION.

          11.6 BULK SALES COMPLIANCE. Purchaser hereby waives compliance by Seller with the provisions of any applicable bulk sales laws, and Seller warrants and agrees to pay and discharge when due all claims of creditors, taxes, fines, penalties and other liabilities which could be asserted against Purchaser by reason of such non-compliance. Seller hereby indemnifies and holds Purchaser harmless from, against an din respect of (and shall on demand from Purchaser reimburse Purchaser for) any loss, liability, cost or expense, including, without limitation, attorney's fees, suffered or incurred by Purchaser by reason of the failure of Seller to pay or discharge such claims, taxes, fines, penalties or other liabilities.

          11.7 SCHEDULES AND EXHIBITS. All schedules and exhibits attached to and referenced in this Agreement are incorporated in this Agreement and made a part hereof.

                    [REST OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, this Agreement has been duly executed by the parties as of the Effective Date.

                                       SELLER:



                                       ______________________________________
                                       LINDA R. WILLHITE


                                       PURCHASER:

                                       AVRI HEALTH CARE INFORMATION SERVICES,
                                       INC., a Delaware corporation


                                       By:
                                          -----------------------------------
                                                      (Signature)
                                       Name:
                                            ---------------------------------
                                                     (Printed Name)

                                       Title:
                                             --------------------------------

Schedules:

1.1(b)    Company Personal Property
1.1(c)    Assigned Contracts
1.1(d)    List of Computer Hardware and Software
1.1(e)    List of Intellectual Property
1.1(g)    List of Licenses and Permits
2         Assumed Liabilities
6.1       List of Employees and Contract Workers

Exhibits:

"A"       Description of Stock
"B"       Targets
"C"       Bill of Sale, Assignment and Assumption Agreement
"D"       Employment Agreement
"E"       Nonqualified Option Agreement

                               Signature Page to
                           Asset Purchase Agreement
                       (Linda R. Willhite Transcription)

                                SCHEDULE 1.1(b)
                                      TO
                           ASSET PURCHASE AGREEMENT

                           Company Personal Property

                                SCHEDULE 1.1(c)
                                      TO
                           ASSET PURCHASE AGREEMENT

                              Assigned Contracts

                                SCHEDULE 1.1(d)
                                      TO
                           ASSET PURCHASE AGREEMENT

                    List of Computer Hardware and Software

                                SCHEDULE 1.1(e)
                                      TO
                           ASSET PURCHASE AGREEMENT

                         List of Intellectual Property

1.   Name:  "Linda R. Willhite Transcription"

                                SCHEDULE 1.1(g)
                                      TO
                           ASSET PURCHASE AGREEMENT

                         List of Licenses and Permits


1. All software licenses utilized in the operation of the business of Linda R. Willhite Transcription.

                                  SCHEDULE 2
                                      TO
                           ASSET PURCHASE AGREEMENT

                              Assumed Liabilities

None.

                                 SCHEDULE 7.1
                                      TO
                           ASSET PURCHASE AGREEMENT

                 List of Employees and Independent Contractors


                              (See attached list)

                                  EXHIBIT "B"
                                      TO
                           ASSET PURCHASE AGREEMENT

                                Revenue Targets

                            Gross Revenue       Contingent
               Year         Target              Purchase Price*

               1999         $665,000            $41,666

               2000         $807,500            $41,667

               2001         $950,000            $41,667

     *Contingent Purchase Price is payable in AVRI Stock pursuant to the terms of Section 2(c) of the Agreement.